Pennsylvania Tax Exempt Income Fund, November 30, 2006 semi-annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2006, Putnam Management
has assumed $40 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.



72DD1	Class A	2,704
		Class B	457
		Class C	1

72DD2	Class M	41

73A1		Class A	0.173003
		Class B	0.143622
		Class C	0.045462

73A2		Class M	0.159817

74U1		Class A	15,576
		Class B	2,938
		Class C	23

74U2		Class M	264

74V1		Class A	9.18
		Class B	9.18
		Class C	9.17

74V2		Class M	9.19


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.